EXHIBIT 10.48

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of April 1, 2004 (the “Effective Data”), by and between Oversee.net, a California corporation (“Partner”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”).

RECITALS

The parties wish to provide for a license to Partner to distribute LookSmart’s Search Results on the Partner Network.

NOW, therefore, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “Click” occurs when a bona fide Internet user (which excludes a robot, spider, software, scraper or other mechanical, artificial or fraudulent means, or a person who is not seeking to use the Partner Network for a legitimate web search, e.g., has been paid or otherwise motivated to click) clicks on a Listing and accesses the destination site.

1.2 “Gross Revenue” means total invoices generated from Search Results on Partner Network during the applicable period, plus or minus any net credits or returns from previous periods.

1.2 “Listing” means a profile of a website that includes the display URL, a title, text that describes the site to which the listing links, and & tracking URL (If applicable). Listings are displayed in Search Results.

(a) “Paid Listing” means a listing for which a third party has paid to include in Search Results.

(b) “Unpaid Listing” means a listing that is included in Search Results at no direct cost to any third-party.

1.3 “LookSmart Directory” means a collection of Listings that are stored in a LookSmart proprietary database after human identification and input.

1.4 “LookSmart Web Index” means a collection of Listings that are stored in a LookSmart proprietary database after machine based identification and input.

1.5 “Partner Network” means the following web sites which are owned or operated by Partner or are contractually part of Partner’s syndication network: DomainSponsor.com (parked domain) publisher network and Information.com.

1.6 “Reviewed Web Sites” means a LookSmart product that contains both Paid and Unpaid Listings retrieved from the LookSmart Directory, The amount that an advertiser pays to LookSmart has no influence on the ordering of results of Reviewed Web Sites.

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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1.7 “Search Results” means Listings provided by LookSmart to Partner hereunder during the Term hereof. The Search Results will include Sponsored Search, Reviewed Web Sites, and/or WebSearch as indicated in Section 5.

1.8 “Sponsored Search” means a LookSmart product that return results containing only Paid Listings. The amount that an advertiser pays to LookSmart influences (among other factors) the position in which the advertiser’s listing appears in Sponsored Search.

1.9 “WebSearch” means that LookSmart returns results that may contain both Paid and Unpaid listings retrieved from the LookSmart Web Index and the amount that an advertiser pays to LookSmart has no influence on the ordering of results.

2.	LICENSE.

2.1 License. Subject to the terms, limitations and conditions herein, LookSmart hereby grants to Partner a non-exclusive license during the Term hereof to publicly display the Search Results in electronic form on search results pages on the Partner Network.

2.2 Limitations on License. The license granted above is limited by the following restrictions: (i) except as expressly permitted herein, Partner will not display, use, reproduce, modify, sell, resell, rent, license, sublicense, transfer, assign or redistribute in any way the Search Results, except as expressly permitted herein; (ii) Partner will not modify, add to, edit or delete the URLs, titles or reviews contained within any Search Results without LookSmart’s prior written approval; (iii) Partner will not attempt to alter, reverse engineer, decompile, disassemble or otherwise attempt to derive the Search Results or any of LookSmart’s customer lists, databases, computer programs, parents, copyrights, other proprietary right (including the methodology related to the creation .and compilation of the Search Results) or any other information furnished to Partner by LookSmart; (iv) except as expressly permitted herein. Partners will no display, sublicense or syndicate the Search Results on or to any third party or web site outside of the Partner Network unless it first obtains LookSmart’s written consent; (v) Partner will use the. tracking URLs associated with each individual Paid Listing provided by LookSmart, if any, for all Search Results included on its search results pages (though Partner may use the display URLs for purposes of displaying the listing); (vi) Partner will not syndicate or display any Search Results on any adult-oriented, obscene or illegal web sites; and (vii) Partner will not encourage, aid, abet, authorize or permit any employee, affiliate, contractor, agent, representative or third party to do or attempt to do any of the foregoing.

2.3 Re-Sell Rights. Partner may, from time to time during the term of this Agreement, deliver or cause to be delivered Search Results on third party sites and/or networks, provided that Partner delivers to LookSmart written notice of any third parties (and any other identifying information LookSmart may reasonably request) proposed to be involved in such relationships at least ten (10) days prior to the beginning of such relationships. LookSmart may at any time, upon email notice to Partner, refuse to allow its Search Results to be distributed to proposed or previously approved third parties. Partner will in no event allow the redistribution of LookSmart Search Results outside of the United States.

3.	PAYMENT TERMS.

3.1 Cost Per Click (CPC). Subject to the terms and conditions hereof, for any given calendar month, LookSmart will pay Partner *** for all valid Clicks generated by Partner, as recorded by LookSmart’s proprietary click tracking system, For each click, ***. LookSmart will determine the CPC bid and include it in the live feed sent in response to such query. LookSmart will have sole discretion to decide

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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the CPC bid for each search term, and such CPC bid may change frequently. Partner may use the CPC bid included in the live feed for its internal purposes, but the parties agree that all CPC bid amounts submitted by LookSmart are confidential information for internal use only, and shall not be posted on Partner’s web pages or disclosed to any third parties.

3.2 Payment and Reporting. Within 30 days after the end of each calendar month during the Term, LookSmart will deliver (a) payment pursuant to Section 3.1, and(b) a report describing Clicks generated and amounts payable to Partner for such calendar month. LookSmart agrees to provide a designated account manager and to use commercially reasonable efforts to provide additional reporting on no less than a weekly basis as reasonably requested by Partner.

3.3 Audit. Each party will maintain accurate records with respect to the calculation of all payments due under this Agreement. The other party (the “Examining Party”) may, upon no less than 15 days prior written notice to the first party (the “Audited Party”) and no more than once in any twelve month period, cause an independent auditor of nationally recognized standing to inspect the appropriate records of the audited party reasonably related to the calculation of such payments during the Audited Party’s normal business hours. Such examination will be undertaken in a manner reasonably calculated not to interfere with the Audited Party’s normal business operations. The fees charged by such auditor in connection with the inspection will be paid by the Examining Party, unless the auditor discovers an underpayment of greater than 10%, in which case the Audited Party will pay the reasonable fees of the auditor.

3.4 Invalid Clicks. LookSmart shall have no obligation to pay for clicks which are invalid as determined by its proprietary click tracking system. Invalid clicks may come as a result of but are not limited to clicks (i) generated via automated crawlers, robots or click generating scripts, (ii) (that an advertiser receives and rejects, (iii) that come as a result of auto-spawning of browsers, automated redirects, and clicks that are required for Users to navigate on the Partner Network, or (iv) that come as a result of any incentive such as cash, credits or loyalty points. LookSmart reserves the right to require Partner to provide server log files that include, but are not limited to, the daily number of clicks delivered to LookSmart. In the event that LookSmart determines that Partner has delivered invalid clicks during the term of this Agreement, LookSmart may terminate this Agreement upon five business days prior written notice to Partner.

4.	PARTNER OBLIGATIONS.

4.1 Implementation of Search Results. Partner will query LookSmart’s servers for search queries on the Partner Network and will implement and display Search Results provided by LookSmart as set forth on Exhibit A. Partner will display/distribute LookSmart’s Search Results in a phased approach in the following locations:

1.	User-initiated search; Clicks result from a user clicking on a keyword textlink or typing in a search in the search box

2.	D-link; Clicks result from the 1-click search result links in the center frame on landing pages.

Each location will be tracked separately.

4.2 Attribution; Look and Feel. Partner may provide attribution on pages displaying Search Results. The size and location of such attribution shall be at the parties’ mutual agreement. Other than as set forth herein, Partner shall control the look and feel of its search service.

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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5.	LOOKSMART OBLIGATIONS.

5.1 Tracking and Serving. LookSmart will provide the following types of search results to Partner [check as applicable]:

☒	Sponsored Search

☐	Reviewed Site Search

☐	Web Search

5.2 Service Levels/Technical Support. LookSmart will use commercially reasonable efforts to provide the Service Levels and Technical Support in Exhibit B.

6.	PUBLICITY.

Neither party will make any public statement, press release or other announcement relating to the terms or existence of this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld, conditioned or delayed, provided that either party may make such disclosures as may be, in its reasonable opinion of counsel, advisable in order to comply with a subpoena or other legal process or with applicable laws, regulations or securities exchange rules.

7.	INTELLECTUAL PROPERTY OWNERSHIP.

7.1 Proprietary Rights of LookSmart. LookSmart will retain all right, title and interest in and to the Search Results, the related databases and all associated intellectual property and proprietary rights worldwide (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, customer lists and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

7.2 Proprietary Rights of Partner. Other than the Search Results, Partner will retain all right, title, and interest in and to the Partner Network (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, customer lists and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein).

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end ***. The Agreement will then automatically renew for successive 6-month periods, unless either party gives written notice to the other party of its intention not to renew at least 60 days prior to the end of the then-current term or renewal term.

8.2 Termination. Either party may terminate this Agreement (a) at any time within the first 90 days after the Effective Date, provided that written notice of termination is delivered to the other party within such 90-day period, or (b) if the other party (i) materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following delivery of written notice to the breaching party of the breach, or (ii) is subject to voluntary or involuntary bankruptcy proceedings, insolvency, liquidation or otherwise substantially discontinues its business operations. After the initial 90 days after the launch date, either party may cancel this Agreement by providing the other party with 30-days written notice.

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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8.3 Effect of Termination. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such party’s obligations under this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each party will pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date. Upon the expiration or termination of this Agreement for whatever reason, each party shall immediately cease to use the other party’s trademarks, proprietary information, Search Results, intellectual property (including derivative works, or modifications thereof) and Confidential Information in any manner whatsoever, and shall destroy or return (at the option of the other party), any such property, or materials representing the same to the other party, and provide the other party with an officer’s certificate attesting to such return/destruction. For the avoidance of doubt, upon termination or expiration of this Agreement, the license granted hereunto shall terminate and Partner and its agents shall immediately cease all use of the Search Results.

8.4 Survival. The provisions of sections 1 and 6-12 (inclusive) will survive any termination or expiration of this Agreement for a period of three years.

9.	CONFIDENTIALITY.

9.1 “Confidential Information” means information about the disclosing party’s (or its suppliers’) business, products, technologies, strategies, customers, financial information, operations or activities that is proprietary and confidential, including without limitation all business, financial, technical and other information disclosed by the disclosing party. Confidential information will not include information that the receiving party can establish (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party.

9.2 Use of Confidential Information. Each party agrees (i) that it will not use or disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or as required-by a court of law or otherwise compelled to be disclosed pursuant to the legal process or existing laws or regulations, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10.	WARRANTY AND INDEMNITY.

10.1 LookSmart Warranty. LookSmart warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, the Search Results provided to Partner in connection with this Agreement. Except as specifically provided herein, LookSmart does not guarantee or make any representations or warranties whatsoever (i) with respect to the completeness of any listings or links or information accessed through such links or (ii) with respect to the content of the web sites accessed through the listings or links provided hereunder. LOOKSMART DOES NOT WARRANT, REPRESENT OR GUARANTEE THAT THE USE OF ITS LISTINGS OR LINKS, OR ANY OTHER SERVICES PROVIDED IN CONNECTION WITH OR IN ADDITION TO THE FOREGOING WILL BE UNINTERRUPTED, UNDISRUPTED OR ERROR-FREE,

10.2 Indemnification. Each party will indemnify, defend and hold harmless Partner, its officers directors and employees from any and all third party claims, liability, damages and/or costs

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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(including, but not limited to, attorneys fees) arising from the other party’s breach of any warranty, representation or covenant in this Agreement. Each party’s obligation to indemnify is conditioned upon the other party providing prompt notification of any and all such claims, unless the failure to notify does not materially and adversely affect the defense. The indemnified party will reasonably cooperate with the indemnifying party in the defense and/or settlement thereof; provided that if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in a material manner, then such settlement shall require the indemnified party’s written consent (not to be unreasonably withheld or delayed) and the indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at the indemnified party’s sole cost and expense.

10.3 Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

11.	LIMITATION OF LIABILITY.

11.1 Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

11.2 Total Liability. OTHER THAN AS A RESULT OF BREACH OF SECTION 2 OR PURSUANT TO THE INDEMNIFICATION PROVISIONS HEREOF, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR AN AMOUNT IN EXCESS OF THE TOTAL AMOUNT PAID TO PARTNER HEREUNDER.

12.	GENERAL.

12.1 Assignment. Neither party may assign this Agreement, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party’s assets to a third party.

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of the parties. The parties consent to the exclusive jurisdiction of the state or federal courts in the Northern District of California for all actions arising out of or related to this Agreement.

12.3 Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the Party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) Business Days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either Party may change its address for purposes hereof on not less than three (3) Business Days prior notice to the other Party. Notices hereunder will be directed to, unless otherwise instructed by the receiving Party:

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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If to Partner:

818 West 7th Street, Suite 700

Los Angeles, CA 90017

Attn: Ron Sheridan

Phone: 213-891-0101

Fax: 213-892-1214

If to LookSmart:

625 Second Street

San Francisco, California 94107

Attn: Senior VP, Business Development

Fax: 415-348-7030

with a copy to:

625 Second Street

San Francisco, California 94107

Attn: Legal Department

Fax: 415-348-7034

12.4 No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

12.5 Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

12.6 Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

12.7 Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and terminating any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.8 Independent Contractors. The parties are independent contractors and not co-venturers. Neither party shall be deemed to be an employee, agent, or legal representative of the other party hereto for any purpose and neither party hereto shall have any right, power or authority to create any obligation or responsibility on behalf of the other party hereto nor shall this be deemed an exclusive or fiduciary relationship.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original or faxed copy and all of which together shall constitute one instrument.

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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LookSmart, Ltd.		[Oversee.net]

By:	/s/ Anthony Mamone	By:	/s/ Lawrence Ng
Name:	Anthony Mamone	Name:	Lawrence Ng
Title:	SVP, Sales & Operations	Title:	President

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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EXHIBIT A

IMPLEMENTATION

1.	Display of Search Results. In connection with each search by a user on the Partner Network, Partner will query LookSmart’s servers via a live data feed. If any Search Results are returned by LookSmart’s servers in response to such query, such Search Results will be displayed on search results pages on the Partner Network. Partner will not display any CPC or price-related data that would allow users to determine the price paid by advertisers in connection with paid listings. Partner will cooperate with LookSmart to allow LookSmart to track clicks on Paid Listings displayed on the Partner Networks, including the use of redirects, tracking URLs or other methods as reasonably requested by LookSmart. Other than as set forth herein, Partner shall be solely and exclusively responsible for the design, development, operation and maintenance of the Partner Network and for all advertising, sponsorship or other use of the media contained therein. Partner agrees not to query LookSmart’s servers for the query term “sex”.

2.	Partner Display Ordering. Partner represents that it sorts and delivers, and will continue to sort and display, Search Results on the Partner Network based on the Cost Per Click assigned to the listings in the Search Results (CPC Sorted). In the event that Partner decides to change the method by which it sorts and delivers the order of its Search Results on the Partner Network, Partner will provide to LookSmart thirty (30) days written notice of such change. Partner will make reasonable effort to work with LookSmart to display LookSmart’s Sponsored Search Results in the new display order at positions comparable to the CPC sorted implementation.

3.	Position in Search Results. In implementations where Partner determines the display and presentation of Search Results on the CPC paid to Partner, Partner agrees to display LookSmart’s Sponsored Search Results in Partner’s Search Results in the position based on the agreed upon Cost Per Click. Based on the agreed upon CPC, Partner must display LookSmart’s Sponsored Search Results above (i) any other listing with the same CPC and (ii) the listing with the next lowest CPC available for display in Partner’s Search Results. Partner will in no way manipulate Partner’s Search Results or any other listing CPC to display LookSmart’s Sponsored Search in a position below listings with CPCs lower than those agreed upon and thus assigned to LookSmart’s Sponsored Search.

4.	Top Bid Pricing. ***.

5.	Query Source Identification; CPC Bid. Partner must provide LookSmart with the IP, User Agent and HTTP referrer for every query for which Partner requests a LookSmart Search Result. In order to optimize CPC bid pricing, LookSmart may designate certain keywords or queries to be directed to certain of its servers, and Partner shall follow such designations as they are provided to Partner.

6.	Traffic Volume and Increases. Partner will provide LookSmart with 3 days written notice before launching with new affiliates or traffic sources that will, in Partner’s reasonable opinion, increase the number of Searches by the lesser of 50% over then-current levels or 500,000 queries per day. LookSmart will have no obligation to pay for Clicks for which a timely notice is not provided under this section.

7.	Blocking Distribution. LookSmart may request that Partner block distribution of Search Results to a specified list of sources (sites and/or IP addresses) deemed questionable by LookSmart. LookSmart may update the list from time to time, in its sole discretion. All sources contained within the list must be blocked from distribution by Partner as soon as practicable after, but in any event within 5 business days from, receipt of notice from LookSmart. LookSmart shall have no obligation to pay Partner for Clicks delivered to Paid Listings from these sources.

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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EXHIBIT B

Service Level Agreement — LookSmart Data Feed (VAL)

Below is the level of service to be supplied by LookSmart in connection with LookSmart’s provision of Search Results (the “Service”), The Service to be provided to Partner shall consist of a real-time data feed of Search Results as defined in the Agreement.

Partner Implementation Guide. Following the execution of this Agreement, LookSmart will provide Partner with a partner implementation guide to assist in the process of implementing the technical aspects of the Service. The parties will use commercially reasonable efforts to abide by the procedures and steps set forth in the guide.

Service Integration Technical Assistance. During the Term, LookSmart agrees to provide a designated technical account manager during normal business hours (8am—5pm Pacific Time) to Partner to assist in the effective integration of the Service onto the Partner’s site. In no event will such support exceed ten (10) hours per month, and all such support will be provided during business hours. The parties agree that the Service is provided in a standard format and is well documented, LookSmart will not provide technical assistance relating to on-site server configuration or programming.

Service Response Time. The load time for a non-page-load query (i.e. where the data returned does not include the formatted page), as measured round-trip from the time Partner servers send a search request to LookSmart to the time of Partner’s servers’ receipt of a completed set of search result(s) will be less than 375 milliseconds at least 98% of the time, as measured daily, weekly, and monthly, from domestic locations,

Service Uptime. The Service will be available 24 hours/day, 7 days/week. Scheduled downtime will be communicated to partners with 5 business days notice. Service is guaranteed to be up ***% of the time as. measured weekly and ***% of the time as measured monthly, excluding scheduled downtime, Should LookSmart determine that a reconfiguration of the Service is required, such as major software version changes, changes in hosting facilities or other network reconfiguration; LookSmart will provide Partner with 30-day notice of such change, and will work in good faith to minimize any Service outages.

Quality Criteria. LookSmart will use commercially reasonable efforts to ensure that the Service shall not contain more than 3% Inactive Links out of any random sample of 10,000+ queries. “Inactive Links” shall be defined as any link provide by the Service which, when clicked, does not result in the user receiving a web page within 60 seconds at least 3 out of 5 times in any 1 week period.

TECHNICAL SUPPORT

To ensure that problems with the Service are identified, addressed and resolved in a timely manner, the following framework shall be followed for reporting problems, communicating progress on troubleshooting activities, resolving problems, and, if necessary, escalating the level of attention placed on such problems. This framework proposes a three-category approach to technical support for dealing with problems. The first type deals with general technical support such as consultation regarding technical specification interpretation and understanding the process, the second with changes in the Service, and the third addresses problem reporting and resolution associated with the Service.

Type 1: General Technical Support

This category of service provides consultation regarding the proper interpretation of format specifications and data, as well as support on how the Service works, the quality or content of Service results for specific queries or how Partners might integrate the Service into their Web site(s), It does not address any desired changes in the basic service parameters. Within 3 business days of the Execution Date of this Agreement, Partner will be provided with the names of both a business development account manager and a technical account manager who will provide this type of service during normal business hours, up to 10 hours per month, for the first three months. Partner should expect a response to Type 1 issues within 2 business days, after which they should be escalated as detailed below.

Type 2: Changes

Requests for changes in the Service should be directed to the business development account manager who will be assigned to Partner within 3 days of the Execution Data of this Agreement, partner should expect a response to Type 2 issues within 2 business days, after which they should be escalated as detailed below,

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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Type 3: Problem Reporting and Resolution

Problems reaching LookSmart servers (e.g., major networking Issues, Service outage, etc.) should be addressed with the LookSmart Technical Operations team as detailed below. ALL OTHER requests (e.g. product Issues) should be treated as Type 1 or Type 2 issues.

1.	Contact the System Technical Support team by:

•	Email: techsupport@lookSmart.net

•	Email Page: techsupport-pager@looksmart.net

•	Please remember to include an area code with the callback telephone number

If after 15 minutes, a callback is not received...

2.	Contact the Director of Production Operations by use of the following contact information:

•	Dean Cookson

•	Work/Day: 415-348-7615

•	Cell: 415-516-6177

•	Email: dcookson@looksmart.net

•	Email Page: dcookson-pager@looksmart.net

If after 15 minutes, a callback was not received...

3.	Contact the Vice President of Technical Operations by use of the following contact Information:

•	Michael Grubb

•	Work/Day: 415-348-7633

•	Cell: 415-308-8071

•	Email: mg@looksmart.net

•	Email Page: mg-pager@looksmart.net

Escalation Procedures

If Partner does not receive timely responses (according to the timetables outlined above) issues should be escalated to any of the following individuals;

Person to Contact	Title	Role	Phone
David Hoare	Technical Account Manager	Business Development	415 348 7611 (o) 416-378-2910 (m)	dhoare@looksmart.net

David Kopp	VP	Product Management	416-348-7688(o) 416-225-9446 (m)	dkopp@looksmart.net

Partner Points of Contact

Communication of issues from LookSmart to Partner should be directed to the following individuals:

Person to Contact	Title	Role	Phone	Email
Ron Sheridan	VP	Business Development	213-891-0101	ron@oversee.net

Material in the exhibit marked with a “***” has been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Securities and Exchange Commission.

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